SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM 8-K

Current Report
Dated March 11, 2003

of

ARRIS GROUP, INC.

A Delaware Corporation
IRS Employer Identification No. 58-2588724
SEC File Number 001-16631

11450 Technology Circle
Duluth, Georgia 30097
(678) 473-2000

Item 5. Other Events.

      As used in this Current Report, the terms “ARRIS,” “we,” “our” and “us” each refer to ARRIS Group, Inc. and our consolidated subsidiaries, as appropriate in the context.

      On March 11, 2003, we issued a press release announcing an offering of convertible subordinated notes due 2008 in a transaction exempt from the registration requirements of the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

      On March 11, 2003, we amended our credit facility. Previously, our credit facility was modified on several occasions during 2002 to allow us to use existing cash reserves and proceeds of asset sales to purchase or redeem our outstanding 4 1/2% convertible subordinated notes. These modifications imposed certain conditions on the use of such cash to purchase or redeem additional 4 1/2% convertible subordinated notes. On March 11, 2003, we amended the credit facility to permit us to issue up to $125,000,000 of subordinated convertible notes due 2008 and to use the proceeds of such notes to redeem the Class B membership interest in Arris Interactive held by Nortel Networks and to purchase shares of the our common stock held by Nortel Networks, subject to certain limitations. The amendment also reduced the revolving loan commitments to $115.0 million. A copy of the amendment to our credit facility is attached as Exhibit 10.1 to this Current Report.

      Also on March 11, 2003, in connection with a proposed offering of convertible subordinated notes, we modified the terms of various agreements with Nortel Networks Inc.

      In connection with our acquisition of Arris Interactive in 2001, Nortel Networks received a subordinated redeemable Class B membership interest in Arris Interactive with a face amount of $100.0 million. The Class B membership interest earns an accreting non-cash return of 10% per annum, compounded annually, and was redeemable in approximately four quarterly installments commencing February 3, 2002, provided that certain availability and other tests were met under our credit agreement. Those tests were not met in 2002; therefore, no payments were due. The balance of the Class B membership interest was $114.5 million as of December 31, 2002.

      On June 7, 2002, Nortel Networks granted us an option to repurchase its Class B membership interest at a 21% discount to what otherwise would have been the redemption price. Nortel Networks now has agreed to waive approximately $5.9 million of the Class B return to which it otherwise would be entitled as an inducement to us to redeem the interest before the March 31, 2003 expiration date for the discount. Assuming that the Class B interest is redeemed on or before March 31, 2003, we expect that we will be able to redeem the $117.3 million obligation for $86.7 million. In addition, Nortel Networks has granted us an option to purchase up to 16 million shares of ARRIS common stock from Nortel Networks at a discount to the prevailing market price at the time of the purchase, subject to various limitations and conditions. This option expires on June 30, 2003. A copy of the letter agreement covering the terms of the option is attached as Exhibit 10.2 to this Current Report. Lastly, in connection with the foregoing agreements, we resolved various minor disagreements with Nortel Networks arising from our commercial relationships. A copy of the settlement and release agreement relating to these matters is attached as Exhibit 10.3 to this Current Report.

      In connection with the offering of our convertible subordinated notes due 2008, Nortel

Networks also entered into a Master Securities Loan Agreement with CIBC World Markets Corp. pursuant to which CIBC may borrow up to 6 million shares of ARRIS common stock. To facilitate such transactions the terms of both the Registration Rights Agreement between Nortel Networks and us and the Lock-up Agreement between Nortel Networks and Liberty Media were modified. A copy of the letter agreement relating to modifications to the Registration Rights Agreement is attached as Exhibit 10.4 to this Current Report.

      On February 4, 2003, we issued a press release announcing our financial results for the fourth quarter and year ended December 31, 2002. A copy of the press release is attached as Exhibit 99.2 to this Current Report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

10.1	Eighth Amendment to Credit Agreement, dated March 11, 2003.

10.2	Letter Agreement between Arris Group, Inc., Arris Interactive L.L.C. and Nortel Networks Inc., dated March 11, 2003.

10.3	Settlement and Release Agreement between Arris Interactive L.L.C. and Nortel Networks, dated as of March 11, 2003

10.4	Letter Agreement between Arris Group, Inc. and Nortel Networks Inc., dated March 11, 2003.

99.1	Press Release issued March 11, 2003.

99.2	Press Release issued February 4, 2003.

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arris Group, Inc.

		By:	/s/ Lawrence A. Margolis Lawrence A. Margolis Executive Vice President

Dated:	March 11, 2003

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